Exhibit 15

September 15, 2020

Alan S. Bernikow, as Representative of Revlon, Inc.'s Independent Directors
Revlon, Inc.
One New York Plaza, 50th Floor
New York, New York 10004

Re: Standstill agreement dated September 15, 2017
Dear Mr. Bernikow:

On the anniversary of the above-referenced standstill agreement, and as we have discussed, MacAndrews & Forbes Incorporated (M&F) has agreed to abide by the standstill agreement dated September 15, 2017 (as extended by our letters dated September 20, 2018 and October 24, 2019) for an additional one year  (to no sooner than September 15, 2021). I write to confirm and memorialize this agreement. If this is acceptable to the independent directors of Revlon, Inc.'s Board of Directors, please countersign below and return a copy of this extension.

Very truly yours, MACANDREWS & FORBES INCORPORATED By: /s/ Frances Townsend Frances Townsend

ACKNOWLEDGED AND AGREED:

By: /s/ Alan S. Bernikow
      Alan S. Bernikow,
      On behalf of the Independent Directors of Revlon, Inc.

cc: Cari Robinson, Esq.